EXHIBIT 99.1

NEWS

Omega Protein Reports Break-Even Results for 2005 First Quarter

HOUSTON, April 28, 2005 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported that the first quarter of 2005 was essentially break-even with the Company recording net income for the first quarter of 2005 of $107,000 (0 cents per share), compared with net income of $646,000, or 3 cents a share, for the first quarter of the previous year.

Revenues for the first quarter of 2005, which ended March 31, were $23.8 million, versus revenues of $25.1 million for the year-earlier quarter. Omega Protein had operating income of $278,000 for the first quarter of 2005, compared with operating income of $1.2 million in the comparable quarter of the previous year. First quarter 2005 margins were reduced from the prior year’s comparable quarter due to higher cost inventory being carried forward into 2005.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Revenues	$23,831	$25,056
Cost of sales	20,775	21,382

Gross profit	3,056	3,674
Selling, general and administrative expenses	2,778	2,462

Operating income	278	1,212
Interest expense, net	(123)	(187)
Other income (expense), net	(39)	(56)

Income before income taxes	116	969
Provision for income taxes	9	323

Net income	$107	$646

Basic earnings per share	$0.00	$0.03

Average common shares outstanding	24,906	24,405

Diluted earnings per share	$0.00	$0.02

Average common shares and potential common shares outstanding	26,985	27,002

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2005	December 31 2004
	(in thousands, except per share amounts)
ASSETS
Current assets	$85,373	$88,844
Property and equipment, net	100,391	97,766
Deferred tax assets, net	1,973	1,754
Other assets	1,915	1,798

Total Assets	$189,652	$190,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,903	$15,707
Long-term debt, less current maturities	15,511	15,943
Pension liabilities	9,049	8,845
Stockholders’ equity	150,189	149,667

Total liabilities and stockholders’ equity	$189,652	$190,162

BOOK VALUE PER SHARE OUTSTANDING	$6.02	$6.02